Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES PLANNED RETIREMENT

OF ITS CHIEF FINANCIAL OFFICER IN 2021

- Gary E. Muenster Plans to Retire in 2021 after 31 Years with the Company -

ST. LOUIS, December 7, 2020 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today announced that Gary E. Muenster, Executive Vice President and Chief Financial Officer, has communicated his plans to retire in 2021 after 31 successful years with the Company, with the past 18 years serving as CFO.

Mr. Muenster will remain in his current operating role supporting the executive management team and Board of Directors during the search and through the transition of his successor. Once a successor is named, Mr. Muenster will continue to serve as a strategic advisor to Vic Richey, ESCO’s Chairman and Chief Executive Officer until the onboarding process is complete.

The Company has initiated a national search for a successor and has engaged Spencer Stuart, a globally-recognized executive search firm that has proven success in placing executive-level finance personnel at many large, multinational, industrial public companies.

Vic Richey commented, “On behalf of the Board of Directors and the entire organization, I want to thank Gary for his exceptional leadership and dedication to ESCO during his 30-plus years of service. And for the past 18 years, I personally want to thank him for being an incredible partner supporting me as CEO.

“His passion for ESCO, our shareholders, employees and customers is evident to anyone who has ever interacted with him. His unwavering commitment to our success is recognized by everyone in the organization. Besides building a strong and highly-capable finance organization and a solid rapport with our shareholders during his tenure, he has also built and maintained a very solid balance sheet and has led the charge to generate significant free cash flow through consistent and rigorous efforts to reduce working capital.

Gary Muenster commented, “I have had an amazing career at ESCO, starting in 1990 when I was the first person hired from outside the company to lead the newly-created corporate finance functions right after the spin-off. While the past 30 years have flown by at an incredible speed, one of the things I’m most proud of is the role that I played as part of this amazing management team taking ESCO from its original market cap of approximately $25 million, to over $2.5 billion where it is today.

“It has been a pleasure to participate in ESCO’s incredibly successful journey. I truly value and appreciate the extensive relationships that I’ve developed over my career, especially with our very talented Finance teams, our subsidiary operating personnel, our Board of Directors, and the investment community.

“I know this company’s future is secure and in good hands given our deep and solid leadership teams across the entire organization. As ESCO continues its run of success, I’m confident the company is well-positioned and I’m ready to pass the torch to the new generation of leadership. I look forward to the next chapter of my life spending time with my family and expanding my passion assisting various charitable organizations.”

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.